SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
               ----------------------------------

                        SCHEDULE 13G
            Under the Securities Exchange Act of 1934
         INFORMATION TO BE INCLUDED IN STATEMENTS FILED
     PURSUANT TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS
          THERETO FILED PURSUANT TO RULE 13d-2(b)



                     The Panda Project, Inc.
               ----------------------------------
                         Name of Issuer

                          Common Stock
                 (Title of Class of Securities)

                            69833F104
                          CUSIP Number

                          June 28, 1999
               ----------------------------------
                         (Date of Event)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]  Rule 13d-1(b)
[x]  Rule 13d-(c)
[ ]  Rule 13d-1(d)


     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      Page 1 of 4 pages

CUSIP No. 69833F104          13G             Page 2 of4 Pages
1.  NAME OF REPORTING PERSON             Joseph A. Sarubbi

    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    ###-##-####

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                               (a)  [ ]
                               (b)  [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

    NUMBER OF              5.  SOLE VOTING POWER
    SHARES
    BENEFICIALLY               2,100,000
    OWNED BY
    EACH                   6.  SHARED VOTING POWER
    REPORTING
    PERSON                     0
    WITH
                           7.  SOLE DISPOSITIVE POWER

                               2,100,000

                           8.  SHARED DISPOSITIVE POWER

                               0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,100,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES  [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    7.2%

12. TYPE OF REPORTING PERSON

    IN

                      SCHEDULE 13G

Item 1.  (a)  The issuer to which this statement relates is

              The Panda Project, Inc..
              -------------------------------------------------

         (b)  The principal executive offices of the Company are
              located at   951 Broken Sound Parkway, N.W.,
                           -----------------------------------
              Suite 200, Boca Raton, Florida  33487
          -------------------------------------------------

Item 2.  (a)  This statement is filed on behalf of

              Joseph A. Sarubbi
              -------------------------------------------------

         (b)  The residence address of Joseph A. Sarubbi is

              3221 South Ocean Boulevard, Apt. 908,  Highland
              -------------------------------------------------
              Beach, Florida  33487
          -------------------------------------------------

         (c)  Joseph A. Sarubbi is a citizen of the

              United States
              -------------------------------------------------

         (d) This statement relates to the Common Stock of the Company.

         (e)  The CUSIP number of the Company is

              69833F104
              -------------------------------------------------

Item 3.       Type of Reporting Person.  N/A

Item 4.       Ownership.  For information concerning the
               ownership of Common Stock of the Company by Joseph
          A. Sarubbi, see Items 5 through 9 and 11 of the cover page to this Schedule 13G.

Item 5.       Ownership of Five Percent or Less of a Class.  N/A

Item 6.       Ownership of More than Five Percent on Behalf of
              Another Person.  N/A

Item 7.       Identification and Classification of the Subsidiary
              Which Acquired the Security Being Reported on By the Parent Holding Company. N/A

Item 8.       Identification and Classification of Members of the
              Group.  N/A

Item 9.       Notice of Dissolution of Group.  N/A

Item 10.      Certification.  N/A
                       Page 3 of 4 pages

                            Signature
                            ---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 20, 1999
-------------
Date

/s/ Joseph A. Sarubbi
----------------------
Joseph A. Sarubbi

                         Page 4 of 4 pages